EXHIBIT 5.1

Securities and Exchange Commission Washington, DC 20549

December 14, 2011

RE:	March 1, 2011 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies (“March 1, 2011 Plan”)

March 1, 2011 Corporate Stock Subscription Options Plan with Performance Conditions for Beneficiary Employees of Non-French Companies (“March 1, 2011 Performance Plan”)

March 16, 2011 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies (“March 16, 2011 Plan”)

March 16, 2011 Corporate Stock Subscription Options Plan with Performance Conditions for Beneficiary Employees of Non-French Companies (“March 16, 2011 Performance Plan”)

June 2011 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies (“June 2011 Plan”)

September 2011 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies (“September 2011 Plan”)

December 2011 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies (“December 2011 Plan”)

Ladies and Gentlemen:

I am Deputy Secretary of Alcatel Lucent (the “Company”), a company incorporated in the Republic of France. In that capacity, I have acted as counsel for the Company in connection with the March 1, 2011 Plan, the March 1, 2011 Performance Plan, the March 16, 2011 Plan, the March 16, 2011 Performance Plan, the June 2011 Plan, the September 2011 Plan and the December 2011 Plan (collectively, the “Plans”). In that regard, the Company is filing a registration statement on Form S-8 to register the following number of ordinary shares of the Company, par value €2 per share (the “Shares”) issuable to employees of direct and indirect subsidiaries of the Company in the United States and Canada: 92,000 shares under the March 1, 2011 Plan; 400,000 shares under the March 1, 2011 Performance Plan; 5,171,065 shares under the March 16, 2011 Plan; 700,000 shares under the March 16, 2011 Performance Plan, 229,258 shares under the June 2011 Plan, 100,000 shares under the September 2011 Plan and 100,500 shares under the December 2011 Plan. This opinion is limited to the laws of France and is provided to you as a supporting document for the Shares.

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the respective Plans, will be validly issued and fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the Republic of France, and I express no opinion herein as to the effect of any other laws.

I am furnishing this letter to you solely for your benefit and for the purpose of the Shares. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission with respect to the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued thereunder.

Very truly yours,

/s/ Nathalie Trolez Mazurier
Name: Nathalie Trolez Mazurier
Title: Deputy Secretary